Morgan Stanley Institutional Fund, Inc. - Asian Equity Portfolio.
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Nexon Co. Ltd.
Purchase/Trade Date:	1252011
Size of Offering/shares: 70,100,000 shares
Offering Price of Shares: Y1,300
Amount of Shares Purchased by Fund: 600 shares
Percentage of Offering Purchased by Fund:  0.001
Percentage of Fund's Total Assets: 0.77
Brokers: Morgan Stanley, Nomura, Goldman Sachs International, Barclays Capital Purchased from: Goldman Sachs Asia